AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               COFFEEAM.COM, INC.

                 (FORMERLY KNOWN AS ARABICA INTERNATIONAL, INC.)

Pursuant to O.C.G.A.ss.14-2-1006 of the Georgia Business Corporation Code, the Shareholders of Arabica International, Inc., a corporation organized and existing under the laws of the State of Georgia, did, on the _____________ day of ____________, 2000, consent to an Amended and Restated the Articles of Incorporation of said Corporation in the following terms:

                                       1.

         The name of the corporation shall be changed to, and the Corporation shall henceforth be known as, CoffeeAM.com, Inc.

                                       2.

         The corporation shall have perpetual duration.

                                       3.

         The corporation is organized pursuant to the applicable provisions of the Georgia Business Corporation Code and for the following purposes: to acquire, lease, develop, operate, sell, convey, and deal in real and personal property, tangible and intangible, of every kind and description, or any interest therein; and without limiting the generality of the above, to engage in the business of the sale of coffee and coffee related products and any and all matters, operations, and interests related thereto. The corporation shall have the power to conduct any and all other businesses and engage in any other activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the corporation shall have all powers necessary to conduct such businesses and engage in such activities, including, but not limited to the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

                                       4.

         The corporation shall have authority to issue not more than 10,000,000 shares of common stock of $1.00 par value. The issuance of preferred stock or multiple classes of common stock is not authorized.

                                       5.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                                                                     Exhibit 3.1

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         (a) To fix,  determine,  and vary  from  time to time the  amount to be maintained as surplus and the amount or amounts to be set apart as working capital.

         (b) To set apart out of any of the funds of the corporation legally available for dividends a reserve or reserves for any proper purposes or to abolish any such reserve or reserves in the manner in which created.

         (c) To make, amend, alter, change, add to, or repeal By-Laws of the corporation, without any action on the part of the shareholders. The By-Laws made by the directors may be amended, altered, changed, added to, or repealed by a majority or a quorum of the shareholders.

         (d) To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real or personal property of the corporation.

         (e) From time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the corporation, or any of them, shall be open to the inspection of any shareholder; and no shareholder shall have any right to inspect any account or book or document of the corporation except as conferred by statute or By-Laws or as authorized by resolution of the shareholders or Board of Directors.

         (f) To authorize the payment of compensation to the directors for services to the corporation, including fees and expenses for attendance at meetings of the Board of Directors, the executive committee, and other committees and salaries for serving as such directors or committee members, and to determine the amount of such compensation.

         (g) From time to time to formulate, establish, promote, and carry out, and to amend, alter, change, revise, recall, repeal, or abolish a plan or plans for the participation by all or any of the employees, including directors and officers, of the corporation, or of any corporation, company, association, trust, or organization in which or in the welfare of which the corporation has any interest, and those actively engaged in the conduct of the corporation's business, in the profits, gains, or business of the corporation or of any branch or division thereof, as part of the corporation's legitimate expenses and for the furnishing to such employees, directors, officers, or persons, or any of them, at the corporation's expense, of medical services, insurance against accident, sickness or death, pensions during old age, disability or unemployment, education, housing, social services, recreation, or other similar aids for their relief or general welfare, in such manner and upon such terms and conditions as the Board of Directors shall determine.

         (h) From time to time to formulate, establish, and carry out, and to amend, alter, change, revise,

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recall, repeal, or abolish, a plan or plans providing for the purchase of shares of stock of the corporation by, or for the granting of options or other rights to purchase shares of stock of the corporation, to all or any of the officers and other employees of the corporation upon such terms and conditions and for such consideration as the Board of Directors may determine in good faith to be fair and reasonable.


                                       6.

         The personal liability of a director of the corporation to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director shall be limited to an amount not exceeding said director's compensation for services as a director during the twelve (12) month period immediately preceding such breach, except that a director's liability shall not be so limited for:

         (i) any appropriation, in violation of director's duties, of any business opportunity of the corporation;

         (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

         (iii)  liability  under  Section   14-2-832  of  the  Georgia  Business
Corporation  Code; and

         (iv) any transaction from which the director derived an improper personal benefit. For purposes of this Article 6, a director's compensation for serving as a director shall not include amounts received as reimbursement for expenses, or for services as an officer, employee or agent.

                                       7.

         The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in the manner permitted by such law, any person made or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation. The corporation may indemnify, to the full extent it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of, or participant in, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by this paragraph shall not be deemed exclusive of any other rights to any person seeking indemnification who may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action


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in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, agent or participant and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                       8.

         None of the holders of shares of common stock shall be entitled as a matter of right to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, evidences of indebtedness or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

                                       9.

         Any action which may be taken at a meeting of the shareholders may be taken without a meeting if a written approval and consent, setting forth the action authorized, shall be signed by such of the shareholders who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted, and upon the filing of such approval and consent with the officer of the corporation having custody of its books and records. Such approval and consent so filed shall have the same effect as a unanimous vote of the shareholders at a special meeting called for the purpose of considering the action authorized; provided, the Secretary shall provide written notice within ten (10) days of such action to those shareholders on the record date whose shares were not represented on the written consent.


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